EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS MARCH 2006

OPERATIONAL PERFORMANCE

HOUSTON, April 3, 2006 - Continental Airlines (NYSE: CAL) today reported a March consolidated (mainline plus regional) load factor of 81.2 percent, 0.7 points above last year's March consolidated load factor. The carrier reported a mainline load factor of 81.8 percent, 0.5 points above the March 2005 mainline load factor, and a domestic mainline load factor of 83.4 percent, 1.2 points above March 2005. All three were records for March. In addition, the airline had an international mainline March load factor of 79.8 percent, 0.3 points below March 2005.

During the month, Continental recorded a U.S. Department of Transportation on-time arrival rate of 71.0 percent and a systemwide mainline completion factor of 99.7 percent.

In March 2006, Continental flew 7.7 billion consolidated revenue passenger miles (RPMs) and 9.5 billion consolidated available seat miles (ASMs), resulting in a traffic increase of 11.2 percent and a capacity increase of 10.1 percent as compared to March 2005. In March 2006, Continental flew 6.8 billion mainline RPMs and 8.3 billion mainline ASMs, resulting in a mainline traffic increase of 10.2 percent and a mainline capacity increase of 9.5 percent as compared to March 2005. Domestic mainline traffic was 3.7 billion RPMs in March 2006, up 4.9 percent from March 2005, and domestic mainline capacity was 4.5 billion ASMs, up 3.3 percent from March 2005.

For the month of March 2006, consolidated passenger revenue per available seat mile (RASM) is estimated to have increased between 7.0 and 8.0 percent compared to March 2005, while mainline passenger RASM is estimated to have increased between 4.5 and 5.5 percent compared to March 2005.  For February 2006, consolidated passenger RASM increased 8.5 percent compared to February 2005 while mainline passenger RASM increased 6.7 percent from February 2005.

Continental ended the first quarter 2006 with unrestricted cash and short-term investments of approximately $2.01 billion.

Continental's regional operations (Continental Express) had a record March load factor of 77.5 percent, 3.3 points above last year's March load factor. Regional RPMs were 891 million and regional ASMs were 1,149 million in March 2006, resulting in a traffic increase of 19.4 percent and a capacity increase of 14.4 percent versus March 2005.

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 133 international destinations - more than any other carrier in the world. More than 400 additional points are served via SkyTeam alliance airlines. With more than 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the third consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2006 list of Most Admired Global Companies. Continental was also named the No. 1 airline on the publication's 2006 America's Most Admired airline industry list. In 2005, Continental again won major awards at the OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

PRELIMINARY TRAFFIC RESULTS
MARCH	2006	2005	Change
REVENUE PASSENGER MILES (000)
Domestic	3,745,395	3,571,219	4.9	Percent

International	3,053,371	2,599,909	17.4	Percent
Transatlantic	1,396,606	1,194,678	16.9	Percent
Latin America	990,516	873,053	13.5	Percent
Pacific	666,249	532,179	25.2	Percent

Mainline	6,798,766	6,171,128	10.2	Percent
Regional	891,063	746,054	19.4	Percent
Consolidated	7,689,829	6,917,183	11.2	Percent
AVAILABLE SEAT MILES (000)
Domestic	4,489,270	4,344,560	3.3	Percent

International	3,826,689	3,247,279	17.8	Percent
Transatlantic	1,769,530	1,438,806	23.0	Percent
Latin America	1,231,650	1,101,040	11.9	Percent
Pacific	825,509	707,434	16.7	Percent

Mainline	8,315,959	7,591,840	9.5	Percent
Regional	1,149,345	1,004,967	14.4	Percent
Consolidated	9,465,304	8,596,807	10.1	Percent
PASSENGER LOAD FACTOR
Domestic	83.4 Percent	82.2 Percent	1.2	Points

International	79.8 Percent	80.1 Percent	-0.3	Points
Transatlantic	78.9 Percent	83.0 Percent	-4.1	Points
Latin America	80.4 Percent	79.3 Percent	1.1	Points
Pacific	80.7 Percent	75.2 Percent	5.5	Points

Mainline	81.8 Percent	81.3 Percent	0.5	Points
Regional	77.5 Percent	74.2 Percent	3.3	Points
Consolidated	81.2 Percent	80.5 Percent	0.7	Points
ONBOARD PASSENGERS
Mainline	4,323,402	4,078,136	6.0	Percent
Regional	1,578,415	1,346,897	17.2	Percent
Consolidated	5,901,818	5,425,033	8.8	Percent
CARGO REVENUE TON MILES (000)
Total	98,866	93,727	5.5	Percent
PRELIMINARY TRAFFIC RESULTS
YEAR-TO-DATE	2006	2005	Change
REVENUE PASSENGER MILES (000)
Domestic	9,968,726	9,161,367	8.8	Percent

International	8,049,421	6,997,743	15.0	Percent
Transatlantic	3,550,703	2,987,185	18.9	Percent
Latin America	2,697,336	2,445,888	10.3	Percent
Pacific	1,801,382	1,564,670	15.1	Percent

Mainline	18,018,147	16,159,110	11.5	Percent
Regional	2,317,954	1,952,690	18.7	Percent
Consolidated	20,336,101	18,111,800	12.3	Percent
AVAILABLE SEAT MILES (000)
Domestic	12,308,572	11,659,233	5.6	Percent

International	10,725,657	9,186,378	16.8	Percent
Transatlantic	4,845,140	3,950,414	22.6	Percent
Latin America	3,475,827	3,166,501	9.8	Percent
Pacific	2,404,690	2,069,463	16.2	Percent

Mainline	23,034,229	20,845,611	10.5	Percent
Regional	3,081,950	2,739,940	12.5	Percent
Consolidated	26,116,179	23,585,551	10.7	Percent
PASSENGER LOAD FACTOR
Domestic	81.0 Percent	78.6 Percent	2.4	Points

International	75.0 Percent	76.2 Percent	-1.2	Points
Transatlantic	73.3 Percent	75.6 Percent	-2.3	Points
Latin America	77.6 Percent	77.2 Percent	0.4	Points
Pacific	74.9 Percent	75.6 Percent	-0.7	Points

Mainline	78.2 Percent	77.5 Percent	0.7	Points
Regional	75.2 Percent	71.3 Percent	3.9	Points
Consolidated	77.9 Percent	76.8 Percent	1.1	Points
ONBOARD PASSENGERS
Mainline	11,487,932	10,599,130	8.4	Percent
Regional	4,106,919	3,523,680	16.6	Percent
Consolidated	15,594,851	14,122,810	10.4	Percent
CARGO REVENUE TON MILES (000)
Total	262,984	260,724	0.9	Percent

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
MARCH	2006	2005	Change
On-Time Performance [1]	71.0%	72.9%	(1.9)	Points
Completion Factor [2]	99.7%	99.7%	0.0	Points
February 2006 year-over-year consolidated RASM change			8.5	Percent
February 2006 year-over-year mainline RASM change			6.7	Percent
March 2006 estimated year-over-year consolidated RASM change			7.0-8.0	Percent
March 2006 estimated year-over-year mainline RASM change			4.5-5.5	Percent
March 2006 estimated average price per gallon of fuel, including fuel taxes			1.91	Dollars
First Quarter 2006 estimated average price per gallon of fuel, including fuel taxes			1.90	Dollars

1 Department of Transportation Arrivals within 14 minutes
2 Mainline Mileage Completion Percentage

	###